Exhibit 99.1

First Wave BioPharma Announces Initial Topline Results from Phase 2 SPAN Clinical Trial Investigating Enhanced Adrulipase Formulation

BOCA RATON, Fla. July 13, 2023 -- First Wave BioPharma, Inc., (NASDAQ:FWBI), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced the Company has received topline results from the Company’s Phase 2 SPAN clinical trial investigating an enhanced enteric microgranule delivery formulation of adrulipase for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis (CF). Initial data from the study indicate the enhanced adrulipase formulation was safe and well tolerated and demonstrated an improvement over prior formulations of adrulipase. However, the preliminary data also indicate that it is likely the primary efficacy endpoint was not achieved. First Wave BioPharma is continuing to assess the data and expects to report additional findings on primary and secondary endpoints in approximately eight weeks.

The Phase 2 SPAN clinical trial was designed to investigate the safety, tolerability and efficacy of an enteric microgranule delivery formulation for adrulipase in a titrated dose-escalation study involving thirteen (13) patients. The primary efficacy endpoint is the coefficient of fat absorption (CFA), with secondary endpoints of stool weight, signs and symptoms of malabsorption and coefficient of nitrogen absorption (CNA).

Based on the initial safety and efficacy results, First Wave BioPharma plans to pursue an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) to review the data and discuss the parameters for a registrational Phase 3 clinical trial that would satisfy the requirements for a Biologics License Application (BLA). First Wave BioPharma anticipates conducting the End-of-Phase 2 meeting in the fourth quarter of 2023.

“Preliminary data from the Phase 2 SPAN clinical trial indicate our enhanced microgranule delivery formulation of adrulipase was safe and well tolerated,” said James Sapirstein, President and CEO of First Wave BioPharma. “We are in the process of analyzing the dataset and anticipate having a topline review of the primary and secondary endpoints in the September timeframe.” Mr. Sapirstein added: “We would like to thank the patients who volunteered to participate in the study and the investigators and their staff at our three participating clinical trial sites for ensuring that the trial was fully enrolled and completed on time.”

About Adrulipase

Adrulipase is a recombinant lipase enzyme administered as an oral, non-systemic biologic capsule for the treatment of exocrine pancreatic insufficiency (EPI) associated with cystic fibrosis (CF) and chronic pancreatitis (CP). Adrulipase is derived from the Yarrowia lipolytica yeast lipase and is designed to break up fat molecules in the digestive tract of EPI patients so that they can be absorbed as nutrients. EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in a patient’s inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible for greasy diarrhea, fecal urge, and weight loss. There are approximately 40,000 patients in the U.S. with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation and approximately 95,000 patients in the U.S. with EPI caused by chronic pancreatitis according to the National Pancreas Foundation.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple clinical stage programs built around its two proprietary technologies – the biologic adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients, and niclosamide, an oral small molecule with anti-inflammatory properties. First Wave is advancing two Phase 2 clinical programs built around adrulipase for the treatment of exocrine pancreatic insufficiency (FW-EPI) in patients with cystic fibrosis (CF) and chronic pancreatitis (CP). In developing adrulipase, First Wave is seeking to provide CF and CP patients with a safe and effective therapy to control EPI that is non-animal derived and offers the potential to dramatically reduce their daily pill burden. The company is also advancing multiple programs involving niclosamide, including FW-UP for ulcerative proctitis and ulcerative proctosigmoiditis, FW-UC for ulcerative colitis, and FW-CD for Crohn’s disease. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@firstwavebio.com

Media contact:

Tiberend Strategic Advisors, Inc.

David Schemelia

(609) 468-9325

dschemelia@tiberend.com